Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a nominee to the board of directors of Pactiv Evergreen Inc. (the “Company”) in the Company’s registration statement on Form S-1 and in all amendments thereto, including post-effective amendments (the “Registration Statement”), in connection with the initial public offering of the Company’s common stock. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 21, 2020

/s/ Jonathan Rich
Jonathan Rich